DEFINITIVE SHARE EXCHANGE AGREEMENT

This Definitive Share Exchange Agreement ("Agreement"), dated as of May 16th, 2019, is between Hestia Investments Inc. ("Hestia"), a Wyoming corporation located at 400 S. 4th Street, Suite 500, Las Vegas, NV 89101, the shareholders of Hestia, as described on Exhibit A attached hereto (the "Shareholders"), and Hestia Insight Inc. ("HSTA"), located at 400 S. 4th Street, Suite 500, Las Vegas, NV 89101. Collectively, the Shareholders, Hestia and HSTA are the "Parties."

The parties hereby enter into this Agreement, following which,

1. HSTA will own 27,614,200 common shares of Hestia, representing all of its issued and outstanding shares;

2. The Shareholders will own 27,614,200 shares of HSTA common shares, representing 98.9% of HSTA's outstanding shares of common stock (the "Share Exchange"), calculated post-issuance;

3. Hestia will hold no common shares of HSTA, as a subsidiary of HSTA.

As a result of this Agreement, HSTA will be announcing this reverse merger.

RECITALS

WHEREAS, the Shareholders currently holds all 27,614,200 shares of common stock, with a stated capital of $27,614.20, issued and outstanding of Hestia and is desirous of relinquishing all of their Hestia shares so that they would own 27,614,200 shares of HSTA common stock and that 27,614,200 shares of HSTA common stock would be outstanding; their ownership would represent 98.9% of HSTA's outstanding shares of common stock; and that Hestia would be a subsidiary of HSTA.

WHEREAS, Hestia currently owns 5,000,000 shares of Series B Common Stock of HSTA and 10,000,000 shares of Series A Preferred Stock of HSTA, representing a controlling voting interest, and is desirous of Hestia becoming a subsidiary of HSTA.

WHEREAS, HSTA and Hestia are desirous of HSTA acquiring 100% of the outstanding shares of Hestia, issuing 27,614,200 shares of HSTA common stock in the process, making Hestia a subsidiary of HSTA.

WHEREAS, the board of directors and shareholders of HSTA and Hestia, respectively, have each agreed to exchange and issue shares, as necessary to cause the forgoing results, upon the terms, and subject to the conditions, set forth in this Agreement.

WHEREAS, it is intended that, for federal income tax purposes, the Share Exchange shall qualify as a reorganization under the provisions of Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Code"), and the rules and regulations promulgated thereunder, and be tax-free pursuant to Section 351(a) of the Code.

WHEREAS, the Parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises herein made, and in consideration of the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

IN WITNESS WHEREOF, the Parties hereto have duly executed this Agreement as of the day and year first above written.

Dated: May 16th, 2019

Hestia Investments Inc.

By: ____________________

Name: Edward Lee

Title: Chief Executive Officer

Edward Lee, as representative of the Shareholders

____

Edward Lee

Hestia Insight Inc.

By: ____________________

Name: Edward Lee

Title: President

Exhibit A

HESTIA	Shares
HESTIA COMMON STOCK	
ECL CAPITAL PARTNERS CORP	9,566,000
EDWARD C LEE	8,488,200
XIAOXIAO LIN	2,696,000
SHERRY LEE	2,480,000
TAO DENG	1,830,000
SIAO-YU WU	1,394,000
STEVE JU YANG	800,000
MING SHENG WANG	360,000
	27,614,200